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                                                                    Exhibit 99.2

                            [LOGO OF WILSONS LEATHER]

CONTACTS:
---------
Pete Michielutti                            Investor Relations:
Chief Financial Officer                     James Palczynski
Wilsons The Leather Experts                 Integrated Corporate Relations, Inc.
(763) 391-4000                              (203) 222-9013



FOR IMMEDIATE RELEASE
---------------------

            WILSONS THE LEATHER EXPERTS INC. ANNOUNCES COMPLETION OF
                         $20.9 MILLION PRIVATE PLACEMENT

MINNEAPOLIS - (BUSINESS WIRE) - January 23 - Wilsons The Leather Experts Inc. (NASDAQ: WLSN) announced today that it completed the sale in a private placement of 1,900,000 shares of newly issued Common Stock to Bricoleur Capital Management, L.L.C. ("Bricoleur"). The purchase price was $11.00 per share and resulted in net proceeds to the Company of approximately $20 million. The Company has also granted to Bricoleur an option to buy an additional 100,000 shares of Common Stock at $11.00 per share at any time within 75 days after the closing of the initial sale. The shares of Common Stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement. The Company is obligated under the Common Stock Purchase Agreement related to the sale of the shares to file a registration statement no later than February 13, 2002 for purposes of registering the resale of the shares issued in the private placement.

The Company intends to use the net proceeds from this private placement to bolster working capital and for general corporate purposes.

ABOUT WILSONS LEATHER

         Wilsons Leather is the leading specialty retailer of leather outerwear, apparel and accessories and the leading specialty retailer of travel products and accessories in the United States. As of January 5, 2002, Wilsons Leather operated 782 stores located in 46 states, the District of Columbia, Guam, Puerto Rico, and Canada including 496 mall stores, 96 outlet stores, and 34 airport locations. In addition, the Company operates 156 premium travel products and accessories stores in 25 states, Puerto Rico and Guam under the El Portal, Bentley's Luggage and California Luggage Outlet names.



                          7401 Boone Avenue North Brooklyn Park, Minnesota 55428
                          763.391.4000 763.391.4535 fax   wilsonsleather.com

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         The Company, which regularly supplements its permanent mall stores with temporary holiday stores during its peak selling season from October through January, operated 282 holiday stores in 2001.

         The Company's e-commerce site at www.wilsonsleather.com offers leather apparel and accessories, as well as Company background and financial information. The Company also operates online web-sites at www.el-portal.com and www.travelsupplies.com.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: economic downturns; changes in customer shopping patterns; risks associated with our debt service; risks associated with future growth; risks associated with acquisitions; change in consumer preferences and fashion trends away from leather; seasonality of the business; risks associated with foreign sourcing and international business; disruptions in product supplies to our travel stores; decreased availability and increased cost of leather; competition in our markets; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of the Company's common stock; and volatility of the Company common stock. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating projections made in this press release unless it does so through means that are designed to provide broad distribution of the information to the public.

                                      # # #



                          7401 Boone Avenue North Brooklyn Park, Minnesota 55428
                          763.391.4000 763.391.4535 fax   wilsonsleather.com